Exhibit 10.11
PATRIOT RISK MANAGEMENT, INC.
2008 STOCK INCENTIVE PLAN
1.	PURPOSE
     This Plan is intended to foster and promote the long-term financial success of Patriot Risk Management, Inc. and its Subsidiaries (the “Company Group”); to reward performance and to increase shareholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in Patriot Risk Management, Inc.; and to align the interests of management and directors with that of the Company’s shareholders.
2.	DEFINITIONS
     (a) “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company, as such term is defined in Code sections 424(e) and 424(f).
     (b) “Award” means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, and Stock Appreciation Rights.
     (c) “Award Agreement” means a written or electronic agreement evidencing and setting forth the terms of an Award.
     (d) “Board of Directors” means the board of directors of the Company.
     (e) “Cause” means, with respect to the termination of a Participant by the Company or another member of the Company Group, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written employment or other agreement between the Participant and the Company or such other member of the Company Group. In the absence of such then-effective written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to a Participant:
(i)	a material breach by the Participant of the Participant’s duties and obligations, including but not limited to gross negligence in the performance of his duties and responsibilities;

(ii)	willful misconduct by the Participant which in the reasonable determination of the Board of Directors or Committee has caused or is likely to cause material injury to the reputation or business of the Company;

(iii)	any act of fraud, material misappropriation or other dishonesty by the Participant; or

(iv)	Participant’s conviction of a felony.
A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge that discharge for Cause was warranted.
     (f) “Change in Control” means the occurrence of any of the following events:
(i)	the date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of common stock possessing 51% or more of the total voting power of the common stock of the Company;

(ii)	individuals who constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii)	any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

(iv)	any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Committee” means the committee designated by the Board of Directors pursuant to Section 3 of the Plan to administer the Plan.
     (i) “Common Stock” means the Common Stock of the Company, par value, $.001 per share.
     (j) “Company” means Patriot Risk Management, Inc., a corporation organized under the laws of Delaware, and all successors to it.

     (k) “Covered Employee” means an Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Code section 162(m).
     (l) “Date of Grant” means the date when the Company completes the corporate action necessary to create the legally binding right constituting an Award, as provided in Code section 409A and the regulations thereunder.
     (m) “Disability” has the meaning set forth in Code section 22(e)(3).
     (n) “Effective Date” means the date the Plan is approved by the shareholders of the Company.
     (o) “Employee” means any person employed by the Company or a Subsidiary. Directors who are employed by the Company or a Subsidiary shall be considered Employees under the Plan.
     (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (q) “Exercise Price” means the price at which a Participant may purchase a share of Common Stock pursuant to an Option, or, in the case of Stock Appreciation Rights, the base price of the Stock Appreciation Right upon the Date of Grant.
     (r) “Fair Market Value” on any date means the market price of Common Stock, determined by the Committee as follows:
(i)	if the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)	if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)	in the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.
     (s) “Incentive Stock Option” means a stock option granted to a Participant pursuant to Section 8 of the Plan that is intended to meet the requirements of Code section 422.
     (t) “Non-Statutory Stock Option” means a stock option granted to a Participant pursuant to Section 7 of the Plan that is not intended to qualify, or does not qualify, as an Incentive Stock Option.
     (u) “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
     (v) “Outside Director” means a member of the Board of Directors of the Company or a Subsidiary who is not also an Employee of the Company or a Subsidiary.
     (w) “Participant” means any person who holds an outstanding Award.
     (x) “Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: economic value added (as determined by the Committee): achievement of profit, loss or expense ratio; cash flow; book value; sales of services; net income (either before or after taxes); operating earnings; return on capital; return on net assets; return on stockholders’ equity; return on assets; stockholder returns; productivity; expenses; margins; operating efficiency; customer satisfaction; earnings per share; price per share of Common Stock; and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Code section 162(m), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
     (y) “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary or an individual. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee, in its discretion, may, within the time prescribed by Code section 162(m), adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
     (z) “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
     (aa) “Permitted Transferees” means with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.
     (bb) “Plan” means this Patriot Risk Management, Inc. 2008 Stock Incentive Plan.
     (cc) “Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Code section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Section 13 hereof.
     (dd) “Retirement” with respect to an Employee means Termination of Service without Cause after attainment of age 65. With respect to an Outside Director, “Retirement” means termination of service as a member of the Board of Directors of the Company and its Subsidiaries for any reason other than death or Disability.
     (ee) “Share” means a share of Common Stock.
     (ff) “Subsidiary” means any corporation, partnership or other form of unincorporated entity of which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock, if the entity is a corporation; or of the capital or profits interest, if the entity is a partnership or another form of unincorporated entity.
     (gg) “Termination of Service” shall mean the termination of employment of an Employee by the Company and all Subsidiaries or the termination of service by an Outside Director as a member of the board of directors of the Company and all Subsidiaries. A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or a Subsidiary; provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s right to return to service with the Company

Group is guaranteed by statute or contract. Unless the Participant’s leave of absence is approved by the Committee, a Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be a Subsidiary (or any successor). Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.
3.	ADMINISTRATION
     The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be “disinterested” only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code section 162(m)(4)(C). The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or a Subsidiary who need not be disinterested, that may grant Awards and administer the Plan with respect to Employees, Outside Directors, and other individuals who are not considered officers or directors of the Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of Code section 162(m).
     (a) The Committee shall have the sole and complete authority to:
(i)	determine the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such grants;

(ii)	determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;

(iii)	interpret and construe the Plan and all Award Agreements;

(iv)	prescribe, amend and rescind rules and regulations relating to the Plan;

(v)	determine the content and form of all Award Agreements;

(vi)	determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;

(vii)	consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Award or amend the exercise date or dates thereof, provided that the Committee shall not have any discretion or authority to make changes to any Award that is intended to qualify as a Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Award not to so qualify, or to “reprice” any Options within the meaning of Section 20(b) hereof;

(viii)	determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting termination of the Participant’s employment for the purpose of the Plan or any Award;

(ix)	maintain accounts, records and ledgers relating to Awards;

(x)	maintain records concerning its decisions and proceedings;

(xi)	employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(xii)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.
The Committee’s determinations under the Plan shall be final and binding on all persons.
     (b) Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted, (ii) the Exercise Price of any Option or Stock Appreciation Right, (iii) the number of Shares subject to the Award; (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon Shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.
     (c) The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to (i) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person; or (ii) any Qualified Performance-Based Award intended to satisfy the requirements of Code section 162(m).
     (d) The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company or an Affiliate for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Qualified Performance-Based Award. However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Qualified Performance-Based Award intended to satisfy the requirements of Code section 162(m).
4.	TYPES OF AWARDS AND RELATED RIGHTS
     The following types of Awards may be granted under the Plan:
     (a) Non-Statutory Stock Options;
     (b) Incentive Stock Options;
     (c) Restricted Stock Awards;
     (d) Restricted Stock Units; and
     (e) Stock Appreciation Rights.
5.	STOCK SUBJECT TO THE PLAN
     (a) General Limitations. Subject to adjustment as provided in Section 17 of the Plan, the maximum number of Shares reserved for issuance in connection with Awards under the Plan is 1,300,000 Shares. Subject to adjustment as provided in Section 17 of the Plan, the maximum number of Shares reserved for issuance as Incentive Stock Options under the Plan is 1,300,000 Shares.
     (b) Individual Limitations. Subject to adjustment as provided in Section 17 of the Plan:
(i)	the maximum number of Shares with respect to which Options and Stock Appreciation Rights may be granted to any individual during any one calendar year is 500,000 Shares; and

(ii)	in no event may Qualified Performance-Based Awards be granted to a single Participant in any 12-month period (i) in respect of more than 500,000 Shares (if the Award is denominated in Shares) or (ii) having a maximum payment with a value greater than $1,000,000 (if the Award is denominated in other than Shares).
     (c) Other Rules.
(i)	The number of Shares associated with an Award originally counted against the limitations as the result of the grant of the Award shall be restored against the limitations and be available for reissuance under this

Plan if and to the extent the Award is surrendered, cancelled, expires, terminates or is forfeited for any reason.

(ii)	The following Shares shall not become available for issuance or reissuance under the Plan:
A.	Shares tendered by a Participant as full or partial payment to the Company upon exercise of an Option;

B.	Shares withheld by, or otherwise remitted to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Restricted Stock, the exercise of Options granted under the Plan or upon any other payment or issuance of Shares under the Plan.
     (d) Shares issued under the Plan may be either authorized but unissued Shares, authorized Shares previously issued held by the Company in its treasury which have been reacquired by the Company, or Shares purchased by the Company in the open market.
6.	ELIGIBILITY
     Subject to the terms of the Plan, all Employees and Outside Directors shall be eligible to receive Awards under the Plan. In addition, the Committee may grant Awards to consultants and advisors of the Company or a Subsidiary.
7.	NON-STATUTORY STOCK OPTIONS
     The Committee may, subject to the limitations of this Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
     (a) Exercise Price. The Committee shall determine the Exercise Price of each Non-Statutory Stock Option. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
     (b) Terms of Non-Statutory Stock Options. The Committee shall determine the term during which a Participant may exercise a Non-Statutory Stock Option, but in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. Shares underlying each Non-Statutory Stock Option may be purchased, in whole or in part, by the Participant at any time during the term of such Non-Statutory Stock Option, after such Option becomes exercisable. A Non-Statutory Stock Option may not be exercised for fractional shares.

     (c) Termination of Service (General). Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.
     (d) Termination of Service (Retirement). Unless otherwise determined by the Committee, in the event of a Participant’s Retirement, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of Retirement, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.
     (e) Termination of Service (Disability or Death). Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.
     (f) Termination of Service for Cause. Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Non-Statutory Stock Options shall be forfeited and expire immediately upon the effective date of such Termination for Cause.
     (g) Extension of Term of Option. The period during which a Non-Statutory Stock Option is to remain exercisable following a Participant’s Termination of Service shall be extended if the exercise of the Non-Statutory Stock Option would violate an applicable Federal, state, local, or foreign law until 30 days after the exercise of the Non-Statutory Stock Option would no longer violate applicable Federal, state, local, and foreign laws, but not beyond the original term of the Non-Statutory Stock Option pursuant to Section 7(b).
     (h) Acceleration Upon Change in Control. In the event of a Change in Control, all Non-Statutory Stock Options held by a Participant shall immediately become exercisable and, subject to Section 17(b), shall remain exercisable until the expiration of the term of the Non-Statutory Stock Option.
     (i) Payment. Payment due to a Participant upon the exercise of a Non-Statutory Stock Option shall be made in the form of Shares.
8.	INCENTIVE STOCK OPTIONS
     The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Incentive Stock Options to Employees upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a) Exercise Price. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Code section 422, Common Stock representing more than 10% of the total combined voting securities of the Company (“10% Owner”), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.
     (b) Amounts of Incentive Stock Options. To the extent the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Code section 422, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.
     (c) Terms of Incentive Stock Options. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than 10 years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. Shares underlying each Incentive Stock Option may be purchased, in whole or in part, at any time during the term of such Incentive Stock Option, after such Option becomes exercisable. An Incentive Stock Option may not be exercised for fractional shares.
     (d) Termination of Employment (General). Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
     (e) Termination of Employment (Retirement). Unless otherwise determined by the Committee, in the event of a Participant’s Retirement, all Incentive Stock Options held by such Participant shall become exercisable and shall remain exercisable for three months following the date of Retirement, or, if sooner, the expiration of the term of the Incentive Stock Option.
     (f) Termination of Employment (Disability or Death). Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service due to Disability or death, all Incentive Stock Options held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.

     (g) Termination of Employment for Cause. Unless otherwise determined by the Committee, in the event of an Employee’s Termination for Cause, all rights under such Employee’s Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause.
     (h) Extension of Term of Option. The period during which an Incentive Stock Option is to remain exercisable following a Participant’s Termination of Service shall be extended if the exercise of the Incentive Stock Option would violate an applicable Federal, state, local, or foreign law until 30 days after the exercise of the Incentive Stock Option would no longer violate applicable Federal, state, local, and foreign laws, but not beyond the original term of the Incentive Stock Option pursuant to Section 8(c). Any extension of the term of an Incentive Stock Option pursuant to this Section 8(h) may cause the Option to be treated as a Non-Statutory Stock Option.
     (i) Acceleration Upon a Change in Control. In the event of a Change in Control, all Incentive Stock Options held by such a Participant shall become immediately vested and fully exercisable, and, subject to Section 17(b), shall remain exercisable until the expiration of the term of the Incentive Stock Option.
     (j) Payment. Payment due to a Participant upon the exercise of an Incentive Stock Option shall be made in the form of Shares.
     (k) Disqualifying Dispositions. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of Shares issued pursuant to the exercise of such Option under the circumstances described in Code section 421(b) (relating to certain disqualifying dispositions), within 10 days of such disposition.
9.	METHOD OF EXERCISE OF OPTIONS
     Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash or Common Stock owned by the Participant for more than six months having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash and Shares, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer. The Participant may deliver shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company.
10.	RESTRICTED STOCK AWARDS
     The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a) Payment of the Restricted Stock Award. The Restricted Stock Award may only be made in whole Shares.
     (b) Terms of the Restricted Stock Awards. The Committee shall determine the dates on which Restricted Stock Awards granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any installment or portion of the Restricted Stock Award. Notwithstanding other paragraphs in this Section 10, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Awards except for any Restricted Stock Awards that are Qualified Performance-Based Awards under Section 13 hereof. The acceleration of any Restricted Stock Award shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other Restricted Stock Awards.
     (c) Termination of Service. Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, the Participant’s unvested Restricted Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock Awards shall become null and void. Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Retirement, Disability or death, all unvested Restricted Stock Awards held by such Participant, including any portion of a Restricted Stock Award subject to a Performance Goal, shall immediately vest.
     (d) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Restricted Stock Awards held by a Participant shall become immediately vested.
     (e) Dividends and Other Distributions. A Participant holding a Restricted Stock Award shall, unless otherwise provided in the applicable Award Agreement, be entitled to receive, with respect to each such Share covered by a Restricted Stock Award, a payment equal to any cash dividends or distributions (other than distributions in Shares) and the number of Shares equal to any stock dividends, declared and paid with respect to the Share covered by a Restricted Stock Award if the record date for determining shareholders entitled to receive such dividends falls between the Date of Grant of the relevant Restricted Stock Award and the date the relevant Restricted Stock Award or installment thereof is vested. Any such dividends or distributions shall be paid within 30 days after the corresponding dividends or distributions are paid to shareholders.
     (f) Voting of Restricted Stock Awards. After a Restricted Stock Award has been granted, but for which Shares covered by such Restricted Stock Award have not yet vested, the Participant shall be entitled to vote such Shares subject to the rules and procedures adopted by the Committee for this purpose.
     (g) Restrictive Legend. Each certificate issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Patriot Risk Management, Inc. 2008 Stock Incentive Plan and an agreement entered into between the registered owner and Patriot Risk Management, Inc. A copy of such plan and agreement is on file at the principal office of Patriot Risk Management, Inc.”
     (h) Transfers of Unrestricted Shares. Upon the vesting date for a Restricted Stock Award, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).
11.	RESTRICTED STOCK UNITS
     The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Unit Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions. A “Restricted Stock Unit” Award is the grant of a right to receive Shares in the future.
     (a) Payment of Restricted Stock Unit Award. A Restricted Stock Unit may only be paid in whole Shares. The Stock Certificate evidencing the Shares payable under a Restricted Stock Unit will be issued within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of Shares qualifies for the short-term deferral exception under Code section 409A.
     (b) Terms of Restricted Stock Unit Awards. The Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any Award. Notwithstanding other paragraphs in this Section 11, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units except for any such Units that are Performance-Based Awards under Section 13 hereof. The acceleration of any Restricted Stock Unit Award shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Restricted Stock Unit Award.
     (c) Termination of Service. Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void. Unless otherwise provided in the applicable Award Agreement, in the event of Termination of the Participant’s Service due to Retirement, Disability or death, all unvested Restricted Stock Units held by such Participant shall immediately vest.
     (d) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Restricted Stock Units held by a Participant shall become vested upon the Change in Control.

     (e) Dividends and Other Distributions. The Committee may provide in the applicable Award Agreement whether a Participant holding a Restricted Stock Unit shall receive dividend equivalents, either currently or on a deferred basis.
     (f) Deferral. Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to a Restricted Stock Unit Award. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Code section 409A(a)(1)(B).
12.	STOCK APPRECIATION RIGHT AWARDS
     The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Stock Appreciation Right to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions. A Stock Appreciation Right is an award that entitles the holder to receive an amount equal to the difference between the Fair Market Value of the Shares at the time of exercise of the Stock Appreciation Right and the Exercise Price on the Date of Grant, subject to the provisions of this Section 12.
     (a) Exercise Price. The Committee shall determine the Exercise Price of each Stock Appreciation Right. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
     (b) Terms of Stock Appreciation Rights. The Committee shall determine the term during which a Participant may exercise a Stock Appreciation Right, but in no event may a Participant exercise a Stock Appreciation Right, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Stock Appreciation Right, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Stock Appreciation Right. A Stock Appreciation Right may not be exercised for fractional shares.
     (c) Termination of Service (General). Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Stock Appreciation Rights that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
     (d) Termination of Service (Retirement). Unless otherwise determined by the Committee, in the event of a Participant’s Retirement, each Stock Appreciation Right held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of Retirement, or, if sooner, the expiration of the term of the Stock Appreciation Right.

     (e) Termination of Service (Disability or Death). Unless otherwise determined by the Committee, in the event of a Participant’s Termination of Service due to Disability or death, all Stock Appreciation Rights held by such Participant shall immediately become exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
     (f) Termination of Service for Cause. Unless otherwise determined by the Committee, in the event of a Participant’s Termination for Cause, all rights with respect to the Participant’s Stock Appreciation Rights shall be forfeited and expire immediately upon the effective date of such Termination for Cause.
     (g) Extension of Term of Stock Appreciation Right. The period during which a Stock Appreciation Right is to remain exercisable following a Participant’s Termination of Service shall be extended if the exercise of the Stock Appreciation Right would violate an applicable Federal, state, local, or foreign law until 30 days after the exercise of the Stock Appreciation Right would no longer violate applicable Federal, state, local, and foreign laws, but not beyond the original term of the Stock Appreciation Right pursuant to Section 12(b).
     (h) Acceleration Upon Change in Control. In the event of a Change in Control, each Stock Appreciation Right held by a Participant shall immediately become exercisable and, subject to Section 17(b), shall remain exercisable until the expiration of the term of the Stock Appreciation Right.
     (i) Payment. Payment due to a Participant upon the exercise of a Stock Appreciation Right shall be made in the form of cash or Shares, or both, in the discretion of the Committee as set forth in the applicable Award Agreement.
13.	QUALIFIED PERFORMANCE-BASED AWARDS
     (a) Purpose. The purpose of this Section 13 is to provide the Committee the ability to grant Restricted Stock and Restricted Stock Units as Qualified Performance-Based Awards. If the Committee, in its discretion, decides to grant to a Covered Employee an Award that is intended to constitute a Qualified Performance-Based Award, the provisions of this Section 13 shall control over any contrary provision contained herein; provided, however, that the Committee may grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals that do not satisfy the requirements of this Section 13.
     (b) Applicability. This Section 13 shall apply only to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

     (c) Procedures with Respect to Qualified Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code section 162(m)(4)(C), with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code section 162(m)), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Restricted Stock Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved. The Committee may not increase during a year the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.
     (d) Payment of Qualified Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a subsidiary on the day a Qualified Performance-Based Award for such Performance Period is paid to the Participant. Unless otherwise provided in the applicable Award Agreement, in the event of Termination of the Participant’s Service due to Disability or death, all unvested Qualified Performance-Based Awards held by such Participant shall immediately vest.
     (e) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Qualified Performance-Based Awards held by a Participant shall become vested upon the Change in Control.
     (f) Dividends and Other Distributions. The Participant shall not be paid any dividends or distributions or other distributions with respect to Qualified Performance-Based Awards until the Participant has become vested in the Shares covered by the Qualified Performance-Based Awards. At the time of vesting, the Participant shall receive a cash payment equal to the aggregate cash dividends (without interest) (other than distributions in Shares) and the number of Shares equal to any stock dividends that the Participant would have received if the Participant had owned all of the Shares which vested for the period beginning on the date of the Award, and ending on the date of vesting or payment. No dividends shall be paid to the Participant with respect to any Qualified Performance-Based Awards that are forfeited by the Participant.
     (g) Additional Limitations. Notwithstanding any other provision of the Plan, any Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
     (h) Effect on Other Plans and Arrangements. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
14.	RIGHTS OF PARTICIPANTS
     No Participant shall have any rights as a shareholder with respect to any Shares covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.
15.	DESIGNATION OF BENEFICIARY
     A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.
16.	TRANSFERABILITY OF AWARDS
     (a) Incentive Stock Options. Incentive Stock Options are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, Incentive Stock Options may be exercised only by the Participant (or a legal representative if the Participant becomes incapacitated).
     (b) Awards Other Than Incentive Stock Options. All Awards granted pursuant to this Plan other than Incentive Stock Options are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, with the approval of the Committee, a Participant may transfer a Non-Statutory Stock Option or a Stock Appreciation Right for no consideration to or for the benefit of one or more Permitted Transferees subject to such limits as the Committee may establish, and the Permitted Transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this Section shall include a transfer of the rights of a Participant under this Plan to consent to certain amendments to the Plan or an Award Agreement and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.

17.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR A CHANGE OF CONTROL
     (a) Adjustment Clause. In the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standard No. 123 (revised 2004), appropriate adjustments shall be made to (i) the aggregate number of shares of Stock with respect to which awards may be made under the Plan, (ii) the terms and the number of shares and/or the price per share of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, and (iii) the share limitations set forth in Section 5 hereof. The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive. Conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Award.
     (b) Change of Control. If a Change of Control occurs, the Committee may, in its discretion and without limitation:
(i)	cancel outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that if shareholders receive consideration other than publicly traded equity securities of the surviving entity, any determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall equal the excess, if any, of the value of the consideration being paid for each Share in such transaction over the Exercise Price of such Option or Stock Appreciation Right shall conclusively be deemed valid);

(ii)	substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for Shares subject to outstanding Awards;

(iii)	arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following the transaction (as well as any corresponding adjustments to Awards that remain outstanding based upon Company securities); and

(iv)	may, after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, terminate any or all unexercised Stock Options and Stock Appreciation Rights. Such termination shall take place as of the date of the Change in Control or such other date as the Committee may specify.
No such adjustments may, however, materially change the value of benefits available to a Participant under an outstanding Award.
     (c) Section 409A Provisions with Respect to Adjustments. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Awards that are considered “deferred compensation” within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Code section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code section 409A or comply with the requirements of Code section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code section 409A to be subject thereto.
18.	TAX WITHHOLDING
     Whenever under this Plan, cash or Shares are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the minimum withholding of such sums come from compensation otherwise due to the Participant or from any Shares due to the Participant under this Plan, or (iii) any combination of the foregoing provided.
19.	TERMINATION OF AWARDS OR DISGORGEMENT OF FUNDS TRIGGERED BY MISCONDUCT, COMPETITION OR OTHER ACTIVITIES
     (a) Stock Options and Stock Appreciation Rights. If at any time (including after a notice of exercise has been delivered) the Committee reasonably believes that a Participant, other than an Outside Director, has committed an act of Misconduct (as defined in this Section), the Committee may suspend the Participant’s right to exercise any Stock Option or Stock Appreciation Right pending a determination of whether an act of Misconduct has been committed. If the Committee determines a Participant, other than an Outside Director, (I) has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company policies resulting in loss, damage or injury to the Company; (ii) has made an unauthorized disclosure of any trade secret or confidential information; (iii) engaged in any conduct constituting unfair competition; (iv)

without the written consent of the Company, which may be withheld for any reason or no reason, serves (or agrees to serve) as an officer, director or employee of any proprietorship, partnership or corporation or becomes the owner of a business or a member of a partnership that competes with any portion of a Company Group member’s business, or renders any service (including business consulting) to entities that compete with any portion of a Company Group member’s business; or (v) refuses or fails to consult with, supply information to, or otherwise cooperate with the Company after having been requested to do so (hereafter, “Misconduct”), neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or Stock Appreciation Right whatsoever. In addition, for any Participant who is designated as an executive officer by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (hereafter, “Contributing Misconduct”), the Participant shall be required to repay to the Company, in cash and upon demand, the Option Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon exercise of a Stock Option or Stock Appreciation Right if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term Option Proceeds means, with respect to any sale or other disposition (including to the Company) of Shares issuable or issued upon exercise of a Stock Option or Stock Appreciation Right, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the Exercise Price. The return of Option Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee shall be subject to approval of the Board of Directors.
     (b) Restricted Stock or Restricted Stock Units. If at any time the Committee reasonably believes that a Participant, other than an Outside Director, has committed an act of Misconduct, the Committee may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of Misconduct has been committed. If an act of Misconduct has been committed by the Participant, the Participant’s Restricted Stock and Restricted Stock Units shall be forfeited and cancelled. In addition, for any Participant who is designated as an executive officer by the Board of Directors, if the Committee determines that the Participant engaged in Contributing Misconduct, the Participant shall be required to repay to the Company, in cash and upon demand, the Stock Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the vesting of such awards if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term Stock Proceeds means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of such awards, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the fair market value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of Stock Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee shall be subject to approval of the Board of Directors.
20.	AMENDMENT OF THE PLAN AND AWARDS
     (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, (i) provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by such law or regulation; (ii) except as permitted by Section 17, no amendment may increase the share limitations set forth in Section 5 or decrease the minimum Exercise Price for Stock Options or Stock Appreciation Rights set forth in Sections 7(a), 8(a) and 12(a), unless any such amendment is approved by the Company’s shareholders within 12 months before or after such amendment; and (iii) the provisions of Section 20(b) (relating to Option repricing) may not be amended, unless any such amendment is approved by the Company’s shareholders. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such approval or ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.
     (b) The Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant; provided, however, that repricing of Stock Options or Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for another Option, Stock Appreciation Right or other Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 17. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
21.	RIGHT OF OFFSET
     The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Code section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.
22.	EFFECTIVE DATE OF PLAN
     The Plan shall become effective immediately upon its approval by the Company’s shareholders.
23.	TERMINATION OF THE PLAN
     The right to grant Awards under the Plan will terminate 10 years after the Effective Date. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Award.
24.	APPLICABLE LAW; COMPLIANCE WITH LAWS
     The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.
25.	PROHIBITION ON DEFERRED COMPENSATION
     It is the intention of the Company that no Award shall be “deferred compensation” subject to Code section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.